UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2005

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant. Neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 12, 2005, Arizona Public Service Company (“APS”) entered into amendments to two separate Amended and Restated Reimbursement Agreements, each dated as of October 28, 2003, among APS, KBC Bank, N.V., a Belgian banking corporation acting by and through its New York Branch (the “Bank”), as agent, letter of credit issuer and a bank, and the other financial institutions from time to time party thereto. Pursuant to the amendments, the Bank extended the term of two separate, direct-pay letters of credit supporting two separate series of pollution control bonds issued by the Coconino County, Arizona Pollution Control Corporation (the “Issuer”) for the benefit of APS in 1994 and 1998. Under loan agreements entered into by APS and the Issuer in connection with the issuance of the bonds, the Issuer loaned the proceeds of the bonds to APS and APS is obligated to make payments on the bonds when and as due.
     The letters of credit, which would otherwise have terminated on October 28, 2005, were extended to August 12, 2010 and are in the amounts of $33,315,524 and $17,213,872, respectively. The letters of credit support APS’ obligations to make principal and interest payments on the related bonds and to pay the purchase price of such bonds that are tendered by the holders for purchase and are not remarketed. Pursuant to the reimbursement agreements, APS must repay the Bank for all drawings under the letters of credit on the same date as the drawings are made. However, if drawings are made to pay the purchase price of bonds that are optionally tendered by the holders or that are required to be tendered due to a change in rate period, or if drawings are made to pay the redemption price of bonds in the case of a partial redemption, such drawings may remain outstanding as loans to APS for up to the earlier of one year from the date of the loan or August 12, 2010, if APS can satisfy certain conditions. In the case of such loans resulting from drawings to pay the purchase price of tendered bonds, the loans will be secured by the purchased bonds until such bonds can be remarketed.
     APS must pay interest on any outstanding loans under the reimbursement agreements and fees from time to time based on APS’ then-current senior unsecured debt credit ratings.
     The reimbursement agreements contain customary covenants, including requirements that APS maintain certain financial ratios. The reimbursement agreements also contain customary events of default, including a cross default provision. If a reimbursement agreement event of default occurs and is continuing, lenders holding a specified percentage of the commitments or the agent may accelerate APS’ obligations with respect to the related bonds by requiring a mandatory tender of such bonds. Although the purchase price of the bonds in the event of such a mandatory tender would be paid with a draw under the related letter of credit, APS would have an immediate reimbursement obligation to the Bank. Upon such an event of default, the lender or the agent could also accelerate APS’ obligation to pay any loans outstanding under the reimbursement agreements at the time. Such acceleration will occur automatically in the event of an insolvency or bankruptcy default.
     The bonds would also be subject to mandatory redemption, payment of the redemption price with a draw under the letter of credit and an immediate repayment obligation on the part of APS if an event of default under the related loan agreement occurs and is continuing. An event of default under the loan agreements would include: (1) failure of APS to make certain payments on the bonds when due; (2) certain bankruptcy and insolvency events relating to APS; and (3)

failure of APS to observe and perform its covenants or agreements under the loan agreements after a grace period. APS’ covenants under the loan agreements consist of typical agreements for transactions of this sort, including actions intended to preserve the tax-exempt status of the related bonds.
     APS and its affiliates maintain normal banking and other relationships with the Bank.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: August 16, 2005	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: August 16, 2005	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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